                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            The J. M. Smucker Company
         ---------------------------------------------------------------
                                (Name of Issuer)


                              Class A Common Shares
         ---------------------------------------------------------------
                         (Title of Class of Securities)


                                   832696 10 8
         --------------------------------------------------------------
                                 (Cusip Number)


                               TIMOTHY P. SMUCKER

Check the following box if a fee is being paid with this statement _x_. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                                Page 1 of 3 Pages

                   CUSIP NO. 832696 10 8 13G Page 2 of 3 Pages


        1.     NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Timothy P. Smucker ####-##-####

        2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                            (a)     /   /
               Not Applicable               (b)    /   /

        3.     SEC USE ONLY

        4.     CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.

                                     5      SOLE VOTING POWER
               NUMBER OF                         1,144,536
               SHARES
               BENEFICIALLY          6      SHARED VOTING POWER
               OWNED BY                          0
               EACH REPORTING
               PERSON WITH           7      SOLE DISPOSITIVE POWER
                                                 1,037,636

                                     8      SHARED DISPOSITIVE POWER
                                                 106,900

        9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


               1,144,536

        10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES

               /x/

        11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               7.9%

        12     TYPE OF REPORTING PERSON

               IN

CUSIP NO. 832696 10 8           13G            Page 3 of 3 Pages


ITEM 1(A)      NAME OF ISSUER:  The J. M. Smucker Company

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICERS:
               Strawberry Lane, Orrville, Ohio 44667

ITEM 2(A)      NAME OF PERSON FILING:  Timothy P. Smucker

ITEM 2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               Strawberry Lane, Orrville, Ohio 44667

ITEM 2(C)      CITIZENSHIP:  U.S.A.

ITEM 2(D)      TITLE OF CLASS OF SECURITIES:  Class A Common Shares

ITEM 2(E)      CUSIP NUMBER:  832696 10 8

ITEM 3         Not applicable

ITEM 4         OWNERSHIP:  See Page 2,  Items 5, 6, 7, 8, 9, 10, 11

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
               Not Applicable

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
               ANOTHER PERSON:  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
               THE PARENT HOLDING COMPANY:  Not applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
               GROUP:  Not applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:  Not applicable

ITEM 10        CERTIFICATION:  Not applicable


Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Feb 2, 1999                   /s/ Timothy P. Smucker
                              -------------------------------------------
                                     TIMOTHY P. SMUCKER